Exhibit 99.1

HERBST GAMING, INC. AND THE SANDS REGENT ANNOUNCED TODAY THE SIGNING OF A DEFINITIVE AGREEMENT WHEREBY HERBST GAMING, INC. WILL ACQUIRE THE SANDS REGENT; SHAREHOLDERS OF THE SANDS REGENT TO RECEIVE $15.00 PER SHARE IN THE MERGER

Las Vegas and Reno, Nevada, May 17, 2006 – Herbst Gaming, Inc. and The Sands Regent (Nasdaq: SNDS) announced today that the Board of Directors of both companies have unanimously approved, and the companies have entered into, a definitive merger agreement under which a subsidiary of Herbst Gaming, Inc. will be merged with and into The Sands Regent, resulting in The Sands Regent becoming a wholly-owned subsidiary of Herbst Gaming, Inc.  Pursuant to the merger agreement, shareholders of The Sands Regent will be entitled to receive $15.00 per share in cash in the merger. The transaction is valued at approximately $148 million.

Edward J. Herbst, Chairman, Chief Executive Officer and President of Herbst Gaming, Inc. commented, “This transaction will enable Herbst to further broaden and diversify its geographic presence within the state of Nevada and its cash flows as well as create cross-marketing and other growth opportunities.  In addition to Herbst’s route operations, the combined company will own and operate 12 casinos in three states.  Finally, The Sands Regent’s management team, with its in-depth expertise of the Northern Nevada locals’ markets, will make a great addition to our company.”

Ferenc B. Szony, President and Chief Executive Officer of The Sands Regent, said,  “We believe this transaction delivers excellent value to our shareholders and creates increased opportunities for growth and development for our employees, who will benefit from being part of a larger and more diversified gaming company. We are committed to completing the transaction as expeditiously as possible and ensuring a seamless transition.”

The transaction is subject to approval by The Sands Regent shareholders and the satisfaction of customary closing conditions including Herbst Gaming obtaining all requisite regulatory and third party approvals, including gaming regulatory approvals and expiration of the waiting period under the Hart-Scott-Rodino Act.

Wachovia Securities served as financial advisor to Herbst Gaming and Gibson, Dunn & Crutcher LLP acted as legal advisor.  Mercanti Securities, LLC served as financial advisor to The Sands Regent and Latham & Watkins LLP acted as legal advisor.  The transaction is not subject to financing and is expected to close by the end of the year.

About Herbst Gaming, Inc.

Herbst Gaming, Inc. is an established slot route operator in Nevada with over 8,400 slot machines and owns and operates eight casinos in Nevada, Missouri and Iowa. Additional information is available in the “Investors Relations” section of the Company’s website at http://www.herbstgaming.com.

About The Sands Regent

The Sands Regent is a publicly traded company that owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada, Rail City Casino in Sparks, Nevada and the Depot Casino and the Red Hawk Sports Bar in Dayton, Nevada.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Herbst or The Sands expect, believe or anticipate will or may occur in the future are forward-looking statements, including the expected benefits of the merger of the two companies and the financial performance and competitive position of the combined company. These statements are based on certain assumptions made by Herbst and The Sands based on their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Herbst and The Sands. No assurances can be given that these events will occur or that such results will be achieved. There are a number of important factors that could cause actual results to differ materially from those projected, including the anticipated competitive position of the combined company; customers’ acceptance of the transaction and the services provided by the combined company; the receipt of required regulatory approvals for the transaction (including the approval of gaming authorities necessary to complete the merger); the ability to realize the anticipated synergies and benefits of the merger; the ability to timely and cost-effectively integrate Herbst and The Sands’ operations; access to available and feasible financing (including financing for the merger) on a timely basis; the risks and uncertainties normally incident to the gaming industry; and other risks described from time to time in Herbst’s and The Sands’ Securities and Exchange Commission (“SEC”) filings including their Annual Reports on Form 10-K. Herbst and The Sands disclaim any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.

Additional Information about the Transaction and Where to Find It

In connection with the merger, The Sands and Herbst intend to file relevant materials with the SEC, including a proxy statement by The Sands. Investors and security holders of The Sands and Herbst are urged to read The Sands’ proxy statement when it becomes available because it will contain important information about The Sands, Herbst and the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by The Sands and Herbst with the SEC, may be obtained free of charge at the SEC’s web site at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by The Sands by directing a written request to: The Sands Regent, 345 North Arlington Avenue, Reno, Nevada 89501, Attention:  Investor Relations.  Security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Participants in Solicitation

The Sands and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from its stockholders in favor of the merger. Information regarding The Sands’ directors and executive officers is available in The Sands’ proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on October 10, 2005. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

SOURCE Herbst Gaming, Inc. and The Sands Regent

Contacts:

Herbst Gaming, Inc.:

3440 West Russell Road

Las Vegas, NV 89118

(702) 889-7600

Contact:  Mary Beth Higgins, Chief Financial Officer

or

The Sands Regent:

The Sands Regent

CCG Investor Relations

345 North Arlington Avenue	10960 Wilshire Boulevard, Ste. 2050
Reno, NV 89501	Los Angeles, CA 90024
(775) 348-2210	(310) 477-9800
Contact: Ferenc Szony, President and CEO	Contact: Sean Collins, Partner